Exhibit 2.2

FOREIGN EXCHANGE RATE AGREEMENT

This foreign exchange rate agreement (this “Agreement”) between CBG Holdings LLC (the “Purchaser”) and Canopy Growth Corporation (the “Corporation”) is dated October 26, 2018.

RECITALS:

A.
On August 14, 2018, the Purchaser and the Corporation entered into a subscription agreement (the “Subscription Agreement”), pursuant to which the Purchaser agreed to purchase 104,500,000 common shares in the capital of the Corporation and 139,745,453 common share purchase warrants of the Corporation.

B.
Pursuant to Section 2.1(a) of the Subscription Agreement and in consideration for the issuance by the Corporation of the Purchased Shares, the Purchaser has agreed to pay the Share Purchase Price, being $5,078,700,000, to the Corporation on the date of this Agreement.

C.	The Corporation has requested and the Purchaser has agreed to satisfy a portion of the Share Purchase Price in U.S. dollars, as more particularly set out in this Agreement.
NOW THEREFORE, the Corporation and the Purchaser agree as follows:

1.	The Share Purchase Price shall be satisfied by the payment of:

(a)	US$2,000,000,000 (the “USD Amount”); and

(b)
an amount in Canadian dollars equal to (i) the Share Purchase Price, less (ii) the Canadian dollar equivalent of the USD Amount, calculated based on the October 29, 2018 daily exchange rate of $CDN/$US posted by the Bank of Canada at 4:30 p.m. (Ottawa time) on October 29, 2018 on its website at “https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/” (the “Exchange Rate”), and the Corporation and the Purchaser agree that the payment of such amounts will satisfy the obligation of the Purchaser to pay the Share Purchase Price.

2.
Except for the agreement to satisfy a portion of the Share Purchase Price in U.S. dollars at the Exchange Rate, as set out in Section 1, nothing in this Foreign Exchange Rate Agreement amends or modifies any term or condition of the Subscription Agreement or any other agreement or certificate delivered pursuant thereto.

3.	Capitalized terms used but not defined in this Agreement have the meanings attributed to them in the Subscription Agreement.

4.	Unless otherwise indicated, all references to dollars or “$” in this Agreement refer to Canadian dollars.

5.	This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province.

DATED as of the date first written above.

CANOPY GROWTH CORPORATION
By:	/s/ Tim Saunders
Name: Tim Saunders
Title: Executive Vice President and CFO

CBG HOLDINGS LLC
By:	/s/ Garth Hankinson
Name: Garth Hankinson
Title: Vice President

Foreign Exchange Rate Agreement